CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust and to the use of our report dated November 28, 2017 on the financial statements and financial highlights of Empiric 2500 Fund, a series of shares of beneficial interest in Mutual Fund Series Trust. Such financial statements and financial highlights appear in the September 30, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 22, 2018